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The GDL Fund
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THE GDL FUND One Corporate Center Rye, NY 10580-1422 t 914.921.5399 GABELLI.COM

Press Release
For Immediate Release

THE GDL FUND
RESCHEDULES ANNUAL MEETING OF SHAREHOLDERS

RYE, N.Y. – May 1, 2020 – The Board of Trustees of The GDL Fund (NYSE:GDL) (the “Fund”) today announced that in light of ongoing public health concerns regarding the spread of coronavirus disease 2019 (COVID-19), the Fund will be rescheduling its annual meeting of shareholders from the previously scheduled date of Monday, May 11, 2020.  The Fund will issue an additional press release updating shareholders regarding the Meeting.

Investors should carefully consider the investment objectives, risks, charges, and expenses of the Fund before investing.

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About The GDL Fund
The GDL Fund is a diversified, closed-end management investment company with $194 million in total net assets whose investment objective is to achieve absolute returns in various market conditions without excessive risk of capital. The Fund is managed by Gabelli Funds, LLC, a subsidiary of GAMCO Investors, Inc. (NYSE:GBL).

About GAMCO Investors
GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC). As of March 31, 2020, GAMCO Investors had $27.5 billion in assets under management.

Investor Contact
Laurissa Martire at (914) 921-5399 or lmartire@gabelli.com

NYSE – GDL
CUSIP – 361570104

NYSE – GDL PrC
CUSIP – 361570401